BUFFALO FUNDS
AMENDMENT TO THE
MASTER SERVICES AGREEMENT

THIS AMENDMENT to the Master Services Agreement dated as of April 25th, 2003, as amended February 20, 2004 and December 1, 2006, by and between Kornitzer Capital Management, Inc., a Kansas corporation (the “Adviser”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS"), is entered into by the parties effective as of February 15, 2008.

RECITALS

WHEREAS, the Adviser is a federally registered investment adviser that serves as the investment adviser and manager of the various investment companies (and series thereof) within the Buffalo Funds complex (the “Funds”) pursuant to a Management Agreement under which the Adviser is obligated to provide, or obtain and pay the costs of, the various services required to operate the Funds and to pay certain Fund expenses; and

WHEREAS, USBFS is a mutual fund service provider that offers a full array of services required for the operation of mutual funds; and

WHEREAS, through the Master Services Agreement, the Adviser has engaged USBFS to provide required services for the Funds; and

WHEREAS, the Adviser and USBFS desire to amend the Master Services Agreement to add a fund;

NOW, THEREFORE, the parties agree as follows:

Appendix I, the listing of the Funds and the fees, is replaced in its entirety by Appendix I attached hereto.

Except to the extent amended hereby, the Master Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

KORNITZER CAPITAL MANAGEMENT, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John C. Kornitzer	By: /s/ Joe D. Redwine

Name: John C. Kornitzer	Name: Joe D. Redwine

Title: President	Title: President

Appendix I to the Master Services Agreement

THE BUFFALO FUNDS
NAME OF FUND AND/OR SERIES	ANNUAL MANAGEMENT FEE (as a percent of each Fund’s average daily net assets)
BUFFALO BALANCED FUND, INC.	1.00%
BUFFALO HIGH YIELD FUND, INC.	1.00%
BUFFALO LARGE CAP FUND, INC.	1.00%
BUFFALO SMALL CAP FUND, INC.	1.00%
BUFFALO USA GLOBAL FUND, INC.	1.00%
BUFFALO FUNDS (a Delaware statutory trust, consisting of the following series):
1.  Buffalo Mid Cap Fund;
2.  Buffalo Science & Technology Fund;
3.  Buffalo Micro Cap Fund; and
4.  Buffalo Jayhawk China Fund
5.  Buffalo International Fund
6.  Buffalo Balanced Fund
7.  Buffalo High Yield Fund
8.  Buffalo Large Cap Fund
9.  Buffalo Small Cap Fund
10. Buffalo USA Global Fund

1. 1.00% 2. 1.00% 3. 1.45% 4. 1.50% 5. 1.00% 6. 1.00% 7. 1.00% 8. 1.00% 9. 1.00% 10. 1.00%